Exhibit 99.1

PRESS RELEASE

Investors and Shareholders:	Media and Industry Analysts:
Walt Amaral	Rebecca Parr
SiRF Technology, Inc	SiRF Technology, Inc.
(408) 392-8437	(408) 392-8422
wamaral@sirf.com	rdicorti@sirf.com

SIRF ANNOUNCES PLANNED CFO RETIREMENT AND APPOINTMENT OF

NEW SENIOR VICE PRESIDENT FINANCE

SAN JOSE, Calif., January 18, 2006 – SiRF Technology Holdings, Inc. (Nasdaq: SIRF), a leading provider of GPS enabled location technology, today announced that Walt Amaral, SiRF’s Chief Financial Officer plans to retire at the end of March 2006. The Company also announced that the Board of Directors has named Geoffrey Ribar as Senior Vice President Finance effective January 18, 2006. Ribar will also assume the role of CFO when Amaral retires on March 31, 2006.

“It has been a privilege to work at SiRF for the past 5 years and help establish a leadership position in a market with great growth potential. I am proud of the highly capable team we have built,” said Amaral, “and I am committed to ensuring a smooth transition of responsibilities.”

“Walt has been a tremendous asset to the Company and has successfully guided us from start-up to the IPO phase as well as through the IPO process and several significant acquisitions,” commented Michael Canning, President and CEO of SiRF Technology. “We thank him for his many contributions and wish him well in his retirement.”

Canning added: “I am very pleased that Geoff Ribar is joining us and will transition into the CFO role at the end of Q1. He brings with him more than 20 years of financial experience in the Semiconductor Industry and a reputation for competence and integrity. His broad business experience includes public and private companies in highly competitive and rapid growth segments of the industry. Geoff will be working with Walt to effect a seamless transition of responsibility and will be a welcome addition to our management team.”

SiRF Technology Announces Second Quarter 2004 Earnings Call	Page 2

Ribar joins SiRF Technology from Matrix Semiconductor, where he was Chief Financial Officer. SanDisk recently acquired Matrix for approximately $250 million in stock and cash. He has prior experience as CFO at Asyst Technologies, IBEAM Broadcasting, Packard Bell NEC and NVIDIA, and as Vice President and Corporate Controller at AMD.

About SiRF Technology

SiRF Technology Holdings, Inc. develops and markets semiconductor and software products that are designed to enable location-awareness utilizing GPS and other location technologies in high-volume mobile consumer devices and commercial applications. SiRF’s technology has been integrated into mobile consumer devices, such as automobile navigation systems, mobile phones, PDAs, GPS-based peripherals and handheld GPS navigation devices, and into commercial applications, such as asset tracking devices and fleet management systems. SiRF markets and sells its products in four target platforms: automotive, consumer electronics, mobile computing, and wireless devices. Founded in 1995, SiRF is headquartered in San Jose, Calif., and has sales offices, design centers and research facilities around the world. The company trades on the NASDAQ Stock Exchange under the symbol SIRF. Additional information about SiRF and its Location Technology solutions can be found at www.sirf.com.

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Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including, but not limited to, statements regarding the timing of Mr. Amaral’s retirement and Mr. Ribar’s appointment as CFO are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “to,” “being,” “possible,” “may,” “addresses,” “designed to,” “provide,” “believe,” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future events and should not be considered as such. Actual events could differ from those discussed in these forward-looking statements as a result of risks and uncertainties, including, among others those discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and from time to time in SiRF’s SEC reports. These forward-looking statements speak only as of the date hereof. We do not undertake any obligation to update forward-looking statements.